PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 29, 2019	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Third Quarter of 2019

Declares Cash Dividend of $0.20 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 29, 2019) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported net earnings of $2.6 million ($0.60 per diluted share) for the quarter ended September 30, 2019, compared to $3.0 million ($0.69 per diluted share) for the third quarter of 2018. For the nine months ended September 30, 2019, Landmark reported net earnings of $7.4 million ($1.69 per diluted share), compared to $8.0 million ($1.83 per diluted share) in the first nine months of 2018. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, October 30, 2019. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through November 30, 2019, by dialing (877) 344-7529 and using conference number 10136004.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid November 27, 2019, to common stockholders of record as of the close of business on November 13, 2019. The Board of Directors also declared a 5% stock dividend issuable December 16, 2019, to common stockholders of record on December 2, 2019. This is the 19th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $7.4 million in the first nine months of 2019 reflect strong growth in core earnings as our community banking relationships across Kansas continue to flourish. Comparisons of third quarter and nine month earnings as reported were affected by substantial recoveries in the 2018 periods from a deposit-related loss incurred in 2017. We have delivered loan growth of 6.3% year-to-date in 2019, driving an 8.4% increase in net interest income during the first nine months, which was offset by higher non-interest expense and lower non-interest income. Return on average assets was 1.00% during the first nine months of 2019, compared to 1.12% in the same period of 2018. Return on average equity was 10.02% in the first nine months of 2019 compared to 12.39% in the same period of 2018. We are pleased to achieve another strong core performance year-to-date, as Landmark’s total assets reached $1 billion for the first time during 2019. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Third Quarter Financial Highlights

Net interest income was $7.7 million for the quarter ended September 30, 2019, an increase of $479,000, or 6.7%, from the third quarter of 2018. The increase was primarily a result of a 5.0% increase in average interest-earning assets, from $867.5 million in the third quarter of 2018 to $911.1 million in the third quarter of 2019. Average loan balances in the third quarter of 2019 increased $54.8 million, or 11.5%, compared to the same period of 2018. Growth in loans as a proportion of the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.42% in the third quarter of 2018 to 3.44% in the same period of 2019. Landmark recorded a provision for loan losses of $400,000 during the third quarter of 2019 compared to $450,000 during the same period of 2018.

Total non-interest income was $4.6 million in the third quarters of both 2019 and 2018. Increases of $605,000 in gains on sales of loans and $245,000 in fees and service charges were offset by a decrease of $876,000 in other non-interest income. In the third quarter of 2018, other non-interest income included $888,000 of recoveries on a deposit-related loss that occurred in the third quarter of 2017. The increase in gains on sales of loans was driven by higher volumes of one-to-four family residential real estate loans originated, while the higher fees and service charges were due to higher fee income on deposit accounts.

Non-interest expense totaled $8.6 million for the third quarter of 2019, an increase of $906,000, or 11.7%, from the third quarter of 2018. The increase in non-interest expense was primarily due to an increase of $434,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $583,000 in the third quarter of 2019 compared to $565,000 in the same period of 2018. The effective tax rate increased from 15.8% in the third quarter of 2018 to 18.2% in the third quarter of 2019 primarily due to a decrease in tax-exempt income as a proportion of earnings before income taxes.

Year-to-Date Financial Highlights

Net interest income was $22.3 million for the nine months ended September 30, 2019, an increase of $1.7 million, or 8.4%, from the same period of 2018. The growth was primarily a result of a 5.4% increase in average interest-earning assets, from $852.5 million in the first nine months of 2018 to $898.5 million in the same period of 2019. An increase of $56.1 million, or 12.3%, in average loan balances in the first nine months of 2019 compared to the same period of 2018 drove the change in average interest-earning assets. Growth in loans within the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.36% in the first nine months of 2018 to 3.43% in the same period of 2019. Landmark recorded a provision for loan losses of $1.0 million during the first nine months of 2019, compared to $900,000 during the same period of 2018.

Total non-interest income was $11.8 million in the first nine months of 2019, a decrease of $422,000, or 3.5%, from the same period of 2018, including a decline of $1.4 million in other non-interest income primarily due to the prior-year period reflecting $1.4 million in recoveries on the deposit-related loss. The first nine months of 2019 included losses on sales of investment securities totaling $146,000 compared to gains on sales of investments totaling $20,000 in the first nine months of 2018. Partially offsetting those changes were increases of $838,000 in gains on sales of loans and $301,000 in fees and service charges.

Non-interest expense totaled $24.3 million for the first nine months of 2019, an increase of $1.6 million, or 7.0%, from $22.7 million for the same period of 2018. The increase in non-interest expense was primarily due to an increase of $1.1 million in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $1.4 million in the first nine months of 2019 compared to $1.2 million in the same period of 2018. The effective tax rate increased from 13.6% in the first nine months of 2018 to 16.2% in the same period of 2019, primarily as a result of the recognition of $139,000 of excess tax benefits from the exercise of stock options during the first nine months of 2018.

Balance Sheet Highlights

Total assets increased $22.9 million, or 2.3%, to $1.0 billion at September 30, 2019, from $985.8 million at December 31, 2018. Net loans increased $30.8 million, or 6.3%, to $520.1 million at September 30, 2019, compared to $489.4 million at year-end 2018. Investment securities decreased $20.6 million, or 5.2%, to $372.5 million at September 30, 2019, from $393.1 million at December 31, 2018. Deposits increased $10.1 million, or 1.2%, to $833.8 million at September 30, 2019, compared to $823.6 million at December 31, 2018. Federal Home Loan Bank and other borrowings decreased $1.8 million, or 3.1%, to $55.1 million at September 30, 2019, compared to $56.9 million at December 31, 2018. Stockholders’ equity increased to $106.0 million (book value of $24.23 per share) at September 30, 2019, from $91.9 million (book value of $21.02 per share) at December 31, 2018, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. The ratio of equity to total assets increased to 10.51% at September 30, 2019, from 9.32% at December 31, 2018.

The allowance for loan losses totaled $6.3 million, or 1.19% of gross loans outstanding, at September 30, 2019, compared to $5.8 million, or 1.16% of gross loans outstanding, at December 31, 2018. Non-performing loans increased to $5.9 million, or 1.13% of gross loans, at September 30, 2019, from $5.2 million, or 1.06% of gross loans, at December 31, 2018. Landmark recorded net loan charge-offs of $486,000 during the first nine months of 2019 compared to $470,000 during the same period of 2018.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; (xvii) declines in real estate values; and (xviii) the effects of fraud on the part of our employees, customers, vendors or counterparties. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,
	2019	2018
ASSETS:
Cash and cash equivalents	$21,736	$19,114
Investment securities	372,548	393,121
Loans, net	520,133	489,373
Loans held for sale	15,049	4,743
Premises and equipment, net	21,338	21,127
Bank owned life insurance	24,820	24,342
Goodwill	17,532	17,532
Other intangible assets, net	2,834	3,091
Other assets	12,741	13,341
TOTAL ASSETS	$1,008,731	$985,784

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$833,754	$823,648
Federal Home Loan Bank and other borrowings	55,130	56,897
Other liabilities	13,809	13,338
Total liabilities	902,693	893,883
Stockholders’ equity	106,038	91,901
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,008,731	$985,784

LOANS (unaudited):

One-to-four family residential real estate	$141,801	$136,895
Construction and land	19,702	20,083
Commercial real estate	135,950	138,967
Commercial	101,150	74,289
Agriculture	100,958	96,632
Municipal	2,728	2,953
Consumer	24,150	25,428
Net deferred loan costs and loans in process	(27)	(109)
Allowance for loan losses	(6,279)	(5,765)
Loans, net	$520,133	$489,373

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,938	$5,236
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	473	35
Total non-performing assets	$6,411	$5,271

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.40%	0.34%
Total non-performing loans to gross loans outstanding	1.13%	1.06%
Total non-performing assets to total assets	0.64%	0.53%
Allowance for loan losses to gross loans outstanding	1.19%	1.16%
Allowance for loan losses to total non-performing loans	105.74%	110.10%
Equity to total assets	10.51%	9.32%
Book value per share	$24.23	$21.02

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Interest income:
Loans	$7,096	$6,320	$20,436	$17,443
Investment securities and other	2,349	2,326	7,186	6,887
Total interest income	9,445	8,646	27,622	24,330

Interest expense:
Deposits	1,433	833	4,144	2,005
Borrowed funds	353	633	1,142	1,715
Total interest expense	1,786	1,466	5,286	3,720

Net interest income	7,659	7,180	22,336	20,610
Provision for loan losses	400	450	1,000	900
Net interest income after provision for loan losses	7,259	6,730	21,336	19,710

Non-interest income:
Fees and service charges	2,057	1,812	5,677	5,376
Gains on sales of loans, net	2,081	1,476	4,943	4,105
Bank owned life insurance	159	160	478	481
(Losses) gains on sales of investment securities, net	-	(15)	(146)	20
Other	258	1,134	847	2,239
Total non-interest income	4,555	4,567	11,799	12,221

Non-interest expense:
Compensation and benefits	4,678	4,244	13,072	11,999
Occupancy and equipment	1,207	1,108	3,369	3,258
Data processing	405	394	1,233	1,135
Professional fees	446	386	1,285	1,204
Amortization of intangibles	332	278	887	838
Advertising	166	166	501	498
Federal deposit insurance premiums	(66)	73	71	217
Foreclosure and real estate owned expense	75	24	142	49
Other	1,375	1,039	3,751	3,520
Total non-interest expense	8,618	7,712	24,311	22,718

Earnings before income taxes	3,196	3,585	8,824	9,213
Income tax expense	583	565	1,430	1,249
Net earnings	$2,613	$3,020	$7,394	$7,964

Net earnings per share (1)
Basic	$0.60	$0.69	$1.69	$1.83
Diluted	0.60	0.69	1.69	1.83

Shares outstanding at end of period (1)	4,375,532	4,370,918	4,375,532	4,370,918

Weighted average common shares outstanding - basic (1)	4,374,344	4,365,917	4,372,867	4,342,896
Weighted average common shares outstanding - diluted (1)	4,389,268	4,383,763	4,387,370	4,360,036

OTHER DATA (unaudited):

Return on average assets (2)	1.03%	1.24%	1.00%	1.12%
Return on average equity (2)	9.90%	13.73%	10.02%	12.39%
Net interest margin (2)(3)	3.44%	3.42%	3.43%	3.36%

(1) Share and per share values at or for the periods ended September 30, 2018 have been adjusted to give effect to the 5% stock dividend paid during December 2018.

(2) Information for the three and nine months ended September 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.